CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 24 to the registration statement on Form N-1A (the "Registration Statement") of our report dated January 10, 2005, relating to the financial statements and financial highlights appearing in the November 30, 2004 Annual Report to Shareholders of Vanguard New Jersey Tax-Exempt Money Market Fund and Vanguard New Jersey Long-Term Tax-Exempt Fund, which report is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Financial Statements" and "Service Providers-Independent Registered Public Accounting Firm" in the Statement of Additional Information.





PricewaterhouseCoopers LLP

Philadelphia, PA


March 14, 2005